PRICING SUPPLEMENT Dated March 29, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated March 17, 2016 and Product Supplement dated June 15, 2015)

UBS AG Airbag Autocallable Yield Optimization Notes

UBS AG $1,927,000 Notes Linked to the shares of the iShares® Nasdaq Biotechnology ETF due April 4, 2017

Investment Description

UBS AG Airbag Autocallable Yield Optimization Notes (the ‘‘Notes’’) are unsubordinated, unsecured debt obligations issued by UBS AG (‘‘UBS” or the “issuer’’) linked to the performance of the shares of the iShares® Nasdaq Biotechnology ETF (the ‘‘underlying equity”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity unless the Notes are previously called. If the closing price of the underlying equity is equal to or greater than the initial price, which is the closing price of the underlying equity on September 28, 2015, on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon and no further amounts will be paid on the Notes. If by maturity the Notes have not been called and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the conversion price, UBS will pay you the principal amount per Note. If however, the final price is less than the conversion price, UBS will deliver to you per Note a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying equity and, if applicable, cash in lieu of fractional shares (the “share delivery amount”), the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are expected to be worth less than your principal amount and may be worthless. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.

❑ Automatic Call: The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date, including the final valuation date. If the Notes are called, UBS will pay you a cash payment per Note equal to your principal amount plus the applicable coupon for that date and no further amounts will be made.

❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the final price of the underlying equity is equal to or greater than the conversion price, UBS will pay you the principal amount per Note at maturity. If the Notes are not previously called and the final price of the underlying equity is less than the conversion price, at maturity UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount for each of your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	March 29, 2016
Settlement Date	March 31, 2016
Observation Dates**	Quarterly (see page 3)
Final Valuation Date**	March 29, 2017
Maturity Date**	April 4, 2017
*	We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.

** Subject to postponement in the event of a market disruption event, as described in the AAYON product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have the full downside market risk of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” and under ‘‘Risk Factors’’ beginning on page PS-14 of the Airbag Autocallable Yield Optimization Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offerings

These terms relate to the Notes we are offering linked to the shares of the iShares® Nasdaq Biotechnology ETF. Coupons will be paid monthly in arrears in 12 equal installments, unless previously called.

Underlying Equity	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Shares of the iShares® Nasdaq Biotechnology ETF	IBB	7.80% per annum	7.80%	$256.61	$218.12, which is 85% of Initial Price	4.5846 shares per Note	90275R265	US90275R2655
*	The actual total coupon paid will be based on the duration of the Notes.
**	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

The estimated initial value of the Notes as of the trade date is $979.80 for Notes linked to the shares of the iShares® Nasdaq Biotechnology ETF. The estimated initial value of the Notes was determined on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See ‘‘Additional Information about UBS and the Notes’’ on page ii. The Notes we are offering will have the terms set forth in the Airbag Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Airbag Autocallable Yield Optimization Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Share of the iShares® Nasdaq Biotechnology ETF	$1,927,000.00	$1,000.00	$28,905.00	$15.00	$1,898,095.00	$985.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. When you read the product supplement, please note that all references in those supplements to the prospectus dated June 12, 2015, or to any sections therein, should refer instead to the prospectus dated March 17, 2016, or to the corresponding sections in that prospectus, unless otherwise specified or the context otherwise requires. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Optimization Notes product supplement dated June 15, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000139340115000337/c413010_6901117-424b2.htm
♦	Prospectus dated March 17, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516508950/d116718d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Airbag Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated June 15, 2015, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated March 17, 2016.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Final Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months, unless called earlier.
Underlying Equity	The shares of the iShares® Nasdaq Biotechnology ETF
Call Feature	The Notes will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date and no further payments will be made.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.(1)
Observation Dates	June 28, 2016, September 28, 2016, December 28, 2016, and March 29, 2017. (1)
Coupon Payments	Coupon paid in arrears in 12 equal installments based on the coupon rate, regardless of the performance of the underlying equity, unless the Notes have been previously called. The coupon rate is 7.80% per annum for Notes linked to the shares of the iShares® Nasdaq Biotechnology ETF.
Total Coupon Payable	The total coupon payable is 7.80%.
1st Installment through 12th Installment (unless called earlier)	0.65%.
Conversion Price	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as specified on the cover hereof (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).
Share Delivery Amount (per Note)	A number of shares of the underlying equity equal to (i) the principal amount divided by (ii) the conversion price of the underlying equity as specified on the cover hereof and, if applicable, cash in lieu of fractional shares (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).

Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying equity is equal to or greater than the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and final price of the underlying equity is less than the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the final price of the underlying equity.

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, generally the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying equity on the trade date, as specified on the cover hereof and as determined by the calculation agent (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the AAYON product supplement).
Final Price	The closing price of the underlying equity on the final valuation date as determined by the calculation agent (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).

(1)	Subject to the market disruption event provisions set forth in the Airbag Autocallable Yield Optimization Notes product supplement.
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Investment Timeline

Trade date	The closing price of the underlying equity is observed, the conversion price is determined and the share delivery amount is calculated. The actual coupon rate for the Notes is set.
¯
Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.
¯
Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon.

¯
Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying equity is equal to or greater than the conversion price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying equity is less than the conversion price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive shares at maturity that are worth less than your principal amount or may have no value at all. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your initial investment.

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Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
♦	You believe the final price of the underlying equity is likely to be equal to or greater that the initial price on one of the specified observation dates.
♦	You believe the final price of the underlying equity is likely to be equal to or greater than the conversion price and, if it is not, you can tolerate receiving at maturity the share delivery amount which, in each case, is expected to be worth less than your principal amount and may be worthless.
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any positive return is limited to the coupons paid on the Notes.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
♦	You are willing to invest in the Notes based on the coupon rate per annum indicated on the cover hereof .
♦	You are willing to forgo dividends paid on the stocks comprising the underlying equity (the “underlying equity constituents”).
♦	You are willing to invest in equities in general and the underlying equity in particular.
♦	You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
♦	You believe that the price of the underlying equity will decline during the term of the Notes and that the final price is likely to be less than the conversion price, which could result in a total loss of your initial investment.
♦	You cannot tolerate receiving shares of the underlying equity at maturity worth less than your principal amount and that may be worthless.
♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
♦	You are unwilling to invest in the Notes based on the coupon rate indicated on the cover hereof.
♦	You are unwilling to forgo dividends paid on the underlying equity constituents.
♦	You are unwilling to invest in equities in general and the underlying equity in particular.
♦	You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, and seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the ‘‘Key Risks’’ beginning on page 4 of this pricing supplement for risks related to an investment in the Notes.

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Coupon Payment Dates

Coupons will be paid in arrears in 12 equal installments on the coupon payment dates listed below (unless earlier called):**

♦ April 29, 2016	♦ October 31, 2016
♦ May 31, 2016	♦ November 30, 2016
♦ June 30, 2016*	♦ December 30, 2016*
♦ July 29, 2016	♦ January 31, 2017
♦ August 31, 2016	♦ February 28, 2017
♦ September 30, 2016*	♦ April 4, 2017*

*	Corresponding call settlement dates for the applicable quarterly observation dates.
**	Subject to the market disruption event provisions set forth in the Airbag Autocallable Yield Optimization Notes product supplement.
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Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the ‘‘Risk Factors’’ section of the Airbag Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is equal to or greater than the conversion price and only at maturity. If the Notes are not called and the final price of the underlying equity is less than the conversion price, at maturity UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying equity on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying equity at maturity, the value of the shares you receive are expected to be less than the principal amount of the Notes and may have no value at all. Additionally, investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.
♦	A higher coupon rate or lower conversion price may reflect greater expected volatility of the underlying equity, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and conversion price, are based, in part, on the expected volatility of the underlying equity at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. The greater the expected volatility of the underlying equity as of the trade date, the greater the expectation is as of that date that the final price of the underlying equity could be less than the conversion price on the final valuation date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower conversion price than that on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower conversion price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying equity and the potential to lose some or all of your initial investment.
♦	The contingent repayment of principal applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price or secondary market sale price is equal to or greater than the conversion price at that time.
♦	Your return potential on the Notes is expected to be limited to the coupons paid on the Notes and you will not have the same rights as a holder of the underlying equity — If the Notes are not called and the closing price of the underlying equity on the final valuation date is equal to or greater than the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the closing price of the underlying equity on the final valuation date is less than the conversion price, UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return potential on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity. If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the coupons paid on the Notes up to and including the applicable call settlement date. The underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes.
♦	Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as the first call settlement date, you should be prepared in the event the Notes are called early.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
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♦	Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the stock and other assets comprising the underlying equity (the “underlying constituents”) and the issuer of such underlying equity (the "underlying equity issuer"), such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Notes. For additional information regarding each underlying equity issuer, please see "Information about the Underlying Equity" and "iShares® Nasdaq Biotechnology ETF” in this pricing supplement and the respective underlying equity issuer's SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.
♦	Fair value considerations.
♦	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price and volatility of the underlying equity and underlying constituents, the expected dividends on the underlying equity and underlying constituents, if applicable, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their
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customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity and the underlying constituents; the volatility of the underlying equity and the underlying constituents; the dividend rate paid on the underlying equity and the underlying constituents, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid or, if not called, that the Notes or will not close below the conversion price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.
♦	The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the underlying constituents, its value may not completely track the value of its underlying constituents. The value of the underlying equity will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the underlying equity may fluctuate with changes in the market value of the underlying equity constituents. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying equity constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying equity and may adversely affect the liquidity and prices of the underlying equity, perhaps significantly. For any of these reasons, the market price of the underlying equity may differ from its NAV per share and the underlying equity may trade at, above or below its NAV per share.
♦	Failure of the underlying equity to track the level of its target index — While the underlying equity is designed and intended to track the level of a specific index (the “target index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such target index. Accordingly, the performance of the underlying equity will not be equal to the performance of its target index during the term of the Notes.
♦	Biotechnology and Pharmaceutical Industry Risk — The assets of the iShares® Nasdaq Biotechnology ETF (the “IBB Fund”) are concentrated in companies that are in the biotechnology and pharmaceutical industries. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. Biotechnology companies face intense competition and the potential for rapid product obsolescence and may be adversely affected by the loss or impairment of intellectual property rights or changes in government regulations. Because the assets of the IBB Fund are concentrated in the biotechnology and pharmaceutical industries, the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting these industries than an investment linked to a more broadly diversified group of securities.
♦	The IBB Fund utilizes a passive indexing investment approach — The IBB Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the IBB Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate such target index. Therefore, unless a specific stock is removed from the target index, the IBB Fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the IBB Fund is subject to the risk that the investment strategy of the IBB Fund’s investment adviser may not produce the intended results.
♦	There is no affiliation between the underlying equity issuer or any issuer of an underlying constituent (an “underlying constituent issuer”), and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer or any underlying constituent issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer or any underlying constituent issuer. However, we are not affiliated with the underlying equity issuer or any underlying constituent issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying equity, the underlying equity issuer and each underlying constituent. Neither the underlying equity issuers nor any underlying constituent issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your
7

Notes. The underlying equity issuer and any underlying constituent issuer have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the initial price, final price, conversion price and the share delivery amount, as applicable, for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the initial price, final price, conversion price and the share delivery amount, as applicable, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the underlying equity issuer where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or combination with UBS or any of its affiliates, or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock issued by another company. Following a delisting or suspension from trading or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF” in the AAYON product supplement. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity —Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price or level of the underlying equity or any underlying constituents; the volatility of the underlying equity or any underlying constituent; the dividend rate paid on the underlying equity or underlying constituent, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the composition of the underlying equity if an underlying equity is an ETF; the availability of comparable instruments; and the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, underlying constituents or target index may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuers or any underlying equity constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying equity’s closing price is greater than its initial price on each observation date as well as whether the final price is less than the conversion price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and conversion price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
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♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section below entitled “What Are the Tax Consequences of the Notes?”’ and the section entitled “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.
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Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months (callable quarterly)
Principal amount:	$1,000 per Note
Coupon rate**:	6.75% per annum (or $5.625 per monthly period)
Total coupon payable**:	6.75% (or $67.50 per Note)
Initial price of the underlying equity:	$250 per share
Conversion price:	$212.50 (85% of the initial price)
Share delivery amount***:	4.7059 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying equity****:	1.00%
*	Actual terms for the Notes are specified on the cover hereof. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in 12 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. The total amount paid will be based on the duration of the Notes. The actual coupon rate is greater than the amount listed above.
***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.
****	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Example 1 — Notes are called following the First Observation Date

Closing Price at First Observation Date:	$255.00 (equal to or greater than Initial Price, Notes are called)
Payment at Call Date:	$1,005.625
Coupons Previously Paid:	$ 11.25
Total:	$1,016.875
Total Return on the Notes:	1.6875%

Because the Notes are called following the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $11.25 received on previous coupon payment dates, UBS will have paid you a total of $1,016.875 per Note for a 1.6875% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called following the final Observation Date

Closing Price at First Observation Date:	$246.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$235.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$247.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$252.00 (equal to or greater than Initial Price, Notes are called)

Payment at Call Date:	$1,005.625
Coupons Previously Paid:	$ 61.875
Total:	$1,067.50
Total Return on the Notes:	6.75%

Because the Notes are called following the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $61.875 received on previous coupon payment dates, UBS will have paid you a total of $1,067.50 per Note for a 6.75% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is equal to or greater than the Conversion Price of $212.50.

Closing Price at First Observation Date:	$247.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$239.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$246.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$245.00 (less than Initial Price, Notes NOT called, equal to or greater than Conversion Price)
Payment at Maturity:	$1,005.625
Coupons Previously Paid:	$ 61.875
Total:	$1,067.50
Total Return on the Notes:	6.75%
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Because the Notes are not called and the final price of the underlying equity is equal to or greater than the conversion price of $212.50, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $61.875 received on previous coupon payment dates, UBS will have paid you a total of $1,067.50 per Note for a 6.75% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is less than the Conversion Price of $42.50.

Closing Price at First Observation Date:	$245.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$244.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$243.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$85.00 (less than Initial Price, Notes NOT called, less than Conversion Price)

Payment at Maturity:
Share Delivery Amount:	$ 400.00* = $85.00 x 4.7059 shares
Coupon Paid at Maturity:	$ 5.625
Total Payment at Maturity:	$ 405.625
Coupons Previously Paid:	$ 61.875
Total:	$467.50
Total Return on the Notes:	- 53.25%
*	$400.00 represents the cash value of the share delivery amount on the final valuation date. Because the Notes are physically settled, at maturity UBS will deliver to you 4.7059 shares of the underlying equity.

Because the Notes are not called and the final price of the underlying equity is less than the conversion price of $212.50, UBS will deliver at maturity the share delivery amount with fractional shares included in the share delivery amount paid in cash at the final price. When added to the coupon payments of $61.875 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $467.50 per Note for a loss on the Notes of 53.25%. The value of the shares received at maturity, and the total return on the Notes at that time, depends on the closing price of the underlying equity on the maturity date.

Investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

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Hypothetical Return at Maturity(1)

Underlying Equity		The Hypothetical Final Price is Equal to or Greater Than the Hypothetical Conversion Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Equity at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$350.00	40.00%	41.00%	$1,067.50	6.75%	n/a	n/a
$337.50	35.00%	36.00%	$1,067.50	6.75%	n/a	n/a
$325.00	30.00%	31.00%	$1,067.50	6.75%	n/a	n/a
$312.50	25.00%	26.00%	$1,067.50	6.75%	n/a	n/a
$300.00	20.00%	21.00%	$1,067.50	6.75%	n/a	n/a
$287.50	15.00%	16.00%	$1,067.50	6.75%	n/a	n/a
$275.00	10.00%	11.00%	$1,067.50	6.75%	n/a	n/a
$262.50	5.00%	6.00%	$1,067.50	6.75%	n/a	n/a
$250.00	0.00%	1.00%	$1,067.50	6.75%	n/a	n/a
$237.50	-5.00%	-4.00%	$1,067.50	6.75%	n/a	n/a
$225.00	-10.00%	-9.00%	$1,067.50	6.75%	n/a	n/a
$212.50	-15.00%	-14.00%	$1,067.50	6.75%	n/a	n/a
$200.00	-20.00%	-19.00%	n/a	n/a	$1,008.68	0.87%
$175.00	-30.00%	-29.00%	n/a	n/a	$891.03	-10.90%
$150.00	-40.00%	-39.00%	n/a	n/a	$773.39	-22.66%
$125.00	-50.00%	-49.00%	n/a	n/a	$655.74	-34.43%
$100.00	-60.00%	-59.00%	n/a	n/a	$538.09	-46.19%
$75.00	-70.00%	-69.00%	n/a	n/a	$420.44	-57.96%
$50.00	-80.00%	-79.00%	n/a	n/a	$302.80	-69.72%
$25.00	-90.00%	-89.00%	n/a	n/a	$185.15	-81.49%
$0.00	-100.00%	-99.00%	n/a	n/a	$67.50	-93.25%
(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the call feature.
(2)	A conversion event does not occur if the hypothetical final price of the underlying equity is equal to or greater than the hypothetical conversion price.
(3)	A conversion event occurs if the hypothetical final price of the underlying equity is less than the hypothetical conversion price.
(4)	If the hypothetical final price of the underlying equity is equal to or greater than the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying equity is less than the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.
(5)	The hypothetical equity price return range is provided for illustrative purposes only.
(6)	The total return on the underlying equity at maturity includes a hypothetical 1.00% cash dividend payment.
(7)	Payment consists of the principal amount plus hypothetical coupon payments of 6.75% per annum.
(8)	The Total Return on the Notes at maturity includes hypothetical coupon payments of 6.75% per annum.
(9)	Payment consists of the share delivery amount plus hypothetical coupon payments of 6.75% per annum. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.
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Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the underlying equity issuer. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2012, 2013, 2014 and 2015, where applicable. Partial data is provided for the first calendar quarter of 2016. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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iShares® Nasdaq Biotechnology ETF

We have derived all information contained herein regarding the iShares® Nasdaq Biotechnology ETF (the “IBB Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IBB Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IBB Fund.

The IBB Fund is one of the investment portfolios that constitute the iShares Trust. The IBB Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the NASDAQ Biotechnology Index (the “Index”), which is comprised of biotechnology and pharmaceutical equities listed on the NASDAQ. The IBB Fund will generally invest at least 90% of its assets in the securities of the Index and depositary receipts representing securities of the NASDAQ Biotechnology Index. The IBB Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Index, but which BFA believes will help the IBB Fund track the Index.

BFA uses a representative sampling strategy to manage the IBB Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the Index that collectively has an investment profile similar to the Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Index. The IBB Fund may or may not hold all of the securities that are included in the Index.

The Index measures the performance of large-, mid- or small-capitalization companies, and components primarily include biotechnology, healthcare and pharmaceuticals companies. The Index is sponsored by The NASDAQ OMX Group, Inc. (the “Index Provider”), which is independent of the IBB Fund and BFA. The Index Provider determines the composition and relative weightings of the securities in the Index and publishes information regarding the market value of the Index.

As of December 31, 2015, ordinary operating expenses of the IBB Fund are expected to accrue at an annual rate of 0.48% of the IBB Fund’s average daily net asset value. Expenses of the IBB Fund reduce the net value of the assets held by the IBB Fund and, therefore, reduce the value of the shares of IBB Fund. As of December 31, 2015, the IBB Fund’s top sectors were Biotechnology (79.28%) , Pharmaceuticals (13.82%) and Life Sciences Tools & Services (6.72%).

In making your investment decision you should review the prospectus related to the IBB Fund, dated July 24, 2015, filed by iShares Trust (“the IBB Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1100663/000119312515262852/d37593d485bpos.htm

In addition, the IBB Fund Prospectus is available on IBB Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the IBB Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IBB Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these Terms or any accompanying prospectus.

The IBB Fund’s website is http://www.ishares.com/us/products/239699/ishares-nasdaq-biotechnology-etf. Shares of the IBB Fund are listed on the NYSE Arca under ticker symbol “IBB.”

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92935 and 811-09729.

Historical Information

The following table sets forth the quarterly high and low closing prices for the IBB Fund, based on daily closing prices as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the IBB Fund on March 29, 2016 was $256.61. The historical performance of the IBB Fund should not be taken as indication of the future performance of the IBB Fund during the term of the Notes.

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Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$124.01	$104.87	$123.41
4/2/2012	6/29/2012	$129.99	$117.75	$129.99
7/2/2012	9/28/2012	$144.71	$129.40	$142.59
10/1/2012	12/31/2012	$147.18	$128.46	$137.04
1/2/2013	3/28/2013	$159.84	$141.68	$159.84
4/1/2013	6/28/2013	$186.18	$159.47	$173.72
7/1/2013	9/30/2013	$211.22	$178.45	$209.60
10/1/2013	12/31/2013	$227.36	$194.50	$226.94
1/2/2014	3/31/2014	$273.28	$223.85	$236.41
4/1/2014	6/30/2014	$256.84	$215.37	$256.84
7/1/2014	9/30/2014	$279.13	$243.08	$273.39
10/1/2014	12/31/2014	$316.93	$255.27	$303.39
1/2/2015	3/31/2015	$366.51	$300.50	$343.50
4/1/2015	6/30/2015	$383.24	$333.67	$369.32
7/1/2015	9/30/2015	$398.00	$289.32	$302.20
10/1/2015	12/31/2015	$341.07	$298.47	$338.55
1/4/2016*	3/29/2016*	$327.71	$243.48	$256.61

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 29, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the IBB Fund from January 3, 2006 through March 29, 2016, based on information from Bloomberg. The dotted line represents the conversion price of $218.12, which is equal to 85% of the closing price on March 29, 2016. Past performance of the IBB Fund is not indicative of the future performance of the IBB Fund.

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What Are the Tax Consequences of the Notes

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate	Interest on Debt Component	Put Option Component
Shares of the iShares® Nasdaq Biotechnology ETF	7.80% per annum	0.93% per annum	6.87% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. If you receive the underlying equity, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying equity and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying equity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in ′′Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service (“IRS”) released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate

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return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the Notes are physically settled by delivery to you of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such underlying equity. You may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying equity.

In addition, we will not attempt to ascertain whether the issuer of any underlying equity that constitutes equity in a U.S. corporation would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of such underlying equity or the related Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of such underlying equity or such Note upon a sale, exchange, redemption or other taxable disposition of the underlying equity or Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the underlying equity issuer and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments ("specified ELIs") that reference U.S. stocks (including the underlying constituents), may be treated as dividend equivalents ("dividend equivalents") that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (or any underlying equity received at maturity) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’S or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 9, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on February 9, 2016. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

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Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on the cover of this pricing supplement.

“Interest on Debt Component Per Annum” is provided on page 16 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Principal Amount. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Component expressed as a percentage of the Principal Amount of your Notes. The “Bond Value” may exceed 100%.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Principal Amount” is $1,000.

“Put Option Component per Annum” is provided with respect to each offering on page 16 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

◆ Aggregate Option Premium Received x Quantity at Maturity; or

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2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your aggregate basis in the shares received (including any fractional share deemed received and sold) will be equal to:
◆	(Principal Amount per Note--Aggregate Option Premium Received) x Quantity at Maturity. Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive for such fractional share and your basis (as determined above) in such fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

◆ Accrued Coupon at Sale x (Interest on Debt Component per Annum/Coupon Rate per Annum) x Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:

◆ (Debt Sale Amount – Principal Amount) x Quantity Sold;

and in respect of the option portion of the Notes, equal to:

◆	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon Rate per Annum))) x Quantity Sold; plus

Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.

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